Exhibit 8(b)


                             The Premium Portfolios
                         Elizabethan Square, 2nd Floor
                         George Town, Grand Cayman, BWI


                               November 14, 1997




State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110

     Re: The Premium Portfolios - Custodian Contract

Ladies and Gentlemen:

     Pursuant to Section 17 of the Custodian Contract dated as of September 1, 1997 (the "Contract"), between The Premium Portfolios (the "Trust") and State Street Bank and Trust Company ("the Custodian"), we hereby request that Growth & Income Portfolio (the "Fund") be added to the list of series of the Trust to which the Custodian renders services as custodian under the terms of the Contract.

     Please sign below to evidence your agreement to provide such services to the Fund and to add the Fund as beneficiary under the Contract.

                               THE PREMIUM PORTFOLIOS


                                 By:   Philip Coolidge

                               Title:  President


Agreed:

STATE STREET BANK AND TRUST COMPANY


   By:   Ronald E. Logue

Title:   Executive Vice President